UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 24, 2011

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 24, 2011, Net Element, Inc. (the “Company”) entered into a three-year, unsecured convertible promissory note and loan agreement (the “Note”) with Enerfund, LLC in the principal amount of $1.6 million.  The Company will use the amounts borrowed pursuant to the Note for working capital and acquisitions.  The annual interest rate under the Note is 5% and principal and interest is due on or before October 24, 2014.  The Note may be pre-paid at any time without penalty.  Outstanding principal under the Note may be converted by Enerfund, LLC at any time into shares of common stock of the Company at a conversion price of $0.11 per share.  The required repayment date of the outstanding principal under the Note may be accelerated if an event of default occurs under the terms of the Note, including in certain circumstances if the Company or its assets becomes the subject of certain voluntary or involuntary bankruptcy or insolvency proceedings or if the Company fails to timely pay principal and/or interest under the Note and such failure continues for 60 calendar days.  Upon conversion of the Note, the Company is required to issue to Enerfund, LLC a five-year warrant to purchase a number of shares of common stock of the Company equal to the number of shares issued upon such conversion with an exercise price of $0.11 per share.  Enerfund, LLC is owned and controlled by Mike Zoi, a director and Chief Executive Officer of the Company.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures contained under Item 1.01 are incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, the Board of Directors of the Company authorized an increase in the number of directors of the Company to four and appointed Dmitry Kozko as a director of the Company to fill the vacancy created by such increase.  There was no arrangement or understanding between Mr. Kozko and any other person pursuant to which he was selected as a director.  Mr. Kozko has not been, and he is not at the time of this disclosure expected to be, named to any committee of the Board of Directors of the Company.

Mr. Kozko co-founded the Company’s subsidiary, Openfilm, LLC (“Openfilm”), in 2007 and has been the CEO of Openfilm since 2009.  Prior to 2009, Mr. Kozko was Chief Marketing Officer of Openfilm.  Prior to founding Openfilm, Mr. Kozko was a consultant responsible for developing the business infrastructure and Web presence for companies and clients in the online entertainment, real estate and consumer goods space.  Since 2006, Mr. Kozko has provided consulting services to Enerfund, LLC and TGR Energy, LLC (investment companies controlled by the Company’s CEO, director and controlling stockholder, Mike Zoi) and assisted in evaluating technology-based companies.  From March 2006 through February 2007, Mr. Kozko was a principal of Caribbean Soda, LLC, a beverage distribution company in South Florida, responsible for expansion of the soft drinks of Hitond, Inc., a New York company, into the Florida market.  From March 2004 to March 2006, Mr. Kozko worked as an independent contractor for Re/Max SouthShore Realty in New York, primarily responsible for technological solutions development, market research automation, business development and sales assistant. A native of St. Petersburg, Russia, Mr. Kozko emigrated to the U.S. in 1995.  During his tenure with Openfilm, Mr. Kozko was responsible for marketing and sales initiatives, business development, overseeing technological development and capital raising.  Dmitry Kozko is married to Mike Zoi’s niece.

There is no plan, contract or arrangement to which Mr. Kozko is a party or in which he participates that was or will be entered into, or any amendment to such a plan, contract or arrangement, in connection with Mr. Kozko’s appointment as a director of the Company and there was and will be no grant or award to Mr. Kozko, or modification thereto, under any such plan, contract or arrangement in connection with his appointment as a director of the Company.  As part of the Company’s strategy to develop an online media company, on December 14, 2010, the Company entered into a purchase agreement with the members of Openfilm (the “Openfilm Purchase Agreement”), including Dmitry Kozko.  Mike Zoi, through his control of Enerfund, LLC and MZ Capital, LLC, held approximately 70% of Openfilm’s outstanding membership interests prior to the Company’s acquisition of Openfilm.  Pursuant to the Openfilm Purchase Agreement, the Company acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of the Company’s common stock to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund, LLC, 29,062,500 shares were issued to MZ Capital, LLC, 24,950,000 shares were issued to Dmitry Kozko and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm.  Upon completion of the acquisition transaction on December 14, 2010, Openfilm became a wholly-owned subsidiary of the Company.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Convertible Promissory Note and Loan Agreement dated October 24, 2011 between Enerfund, LLC and Net Element, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: October 27, 2011	By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Convertible Promissory Note and Loan Agreement dated October 24, 2011 between Enerfund, LLC and Net Element, Inc.